EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Theravance Biopharma, Inc. 2014 New Employee Equity Incentive Plan of our report dated April 8, 2014, with respect to the combined financial statements of Theravance Biopharma, Inc. included in the Preliminary Information Statement dated May 6, 2014 filed by Theravance Biopharma, Inc. with the Securities and Exchange Commission in relation to its Registration Statement on Form 10.

/s/ Ernst & Young, LLP

Redwood City, California

November 11, 2014